Exhibit 23.1

Independent Auditors’ Consent

The Management of

webwasher AG

We consent to the incorporation by reference in the registration statements (No. 333-87347, 33-88446, 33-88448, 333-50042, 333-58262, 333-73852, 333-56768, 333-112336) on Forms S-8 and in the registration statements (No. 333-115537, 333-104216, 333-110960) on Forms S-3 of CyberGuard Corporation of our report dated May 28, 2004, with respect to the consolidated balance sheets of webwasher AG and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the years then ended, which report appears in the Form 8-K/A of CyberGuard Corporation dated July 7, 2004.

Düsseldorf, Germany

July 7, 2004

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Heinrich Schumacher Wirtschaftsprüfer	Bernhard Mömken Wirtschaftsprüfer